Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Beneficient’s Registration Statement on Form S-8 of our report dated June 29, 2026 on our audits of the consolidated financial statements of Beneficient as of March 31, 2026 and 2025 and for each of the years then ended appearing in Beneficient’s Annual Report on Form 10-K for the year ended March 31, 2026, which includes an explanatory paragraph regarding substantial doubt about Beneficient’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

August 7, 2026